Exhibit 99.1

Iteris Reports Preliminary Record Financial Results for Fiscal 2020 Fourth Quarter and Definitive Agreement to Sell Its Agriculture and Weather Analytics Segment

Company Expects Fourth Quarter and Full Year Revenue to Increase Approximately 21% and 16% Respectively

Conference Call Today at 1:30 p.m. PT

SANTA ANA, Calif. – May 4, 2020 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today announced preliminary revenue and operating income results for the period ending March 31, 2020.

Fourth Quarter and Full Year Preliminary Results

•	Total fourth quarter revenue of over $31.5 million and total full year revenue of over $114.8 million, representing an increase of 21% and 16% respectively
•	Total fourth quarter GAAP operating income of over $1.0 million and total full year GAAP operating loss of no more than $5.0 million, representing significant improvements
•	Total fourth quarter bookings of over $28.5 million and total full year bookings of over $121.5 million, representing an increase of 18% and 14% respectively

Definitive Agreement to Sell Agriculture and Weather Analytics Segment

Iteris also announced that it has executed a definitive agreement to sell its Agriculture and Weather Analytics segment, composed of its ClearAg and ClearPath Weather product lines, to DTN, LLC, which is an operating company of TBG AG, a Swiss-based holding company. DTN is the leading independent provider of decision support solutions to global agriculture, oil and gas, and other weather-sensitive industries. Iteris will receive $12.0 million in total consideration in the all-cash transaction. The agreement includes normal working capital and other adjustments. Iteris will retain access to the weather and pavement data that it integrates into its market-leading transportation software products. Additionally, coincident with executing the definitive agreement, Iteris and DTN agreed to enter into a strategic partnership to pursue future joint opportunities in the global transportation market.

In conjunction with the sale, Iteris will take a restructuring charge in the range of $1.7 million to $1.9 million in the first quarter of fiscal year 2021, of which approximately 60% relates to the sale activities. The restructure includes separation costs for certain employees who will not transition to DTN and an additional 10 to 15 positions that are being eliminated to right-size the cost structure of the company. The annualized savings from the restructure charges, excluding those related to the sale, will be in the range of $1.2 million to $1.3 million.

Management Commentary on Preliminary Results and Definitive Agreement

“Our fiscal 2020 fourth quarter and full year preliminary results represent strong financial performance and further demonstrate an important inflection point in our company’s evolution,” said Joe Bergera, president and CEO of Iteris. “Despite some temporary uncertainty associated with COVID-19, we believe Iteris remains in a unique position to benefit from favorable secular trends in the smart mobility infrastructure market. With the sale of our Agriculture and Weather Analytics segment, we anticipate continued revenue growth and improved profitability, even while we strategically deploy capital to grow our market share in smart mobility infrastructure management.”

Iteris has not finalized its financial statement review process for the fourth quarter or full year of fiscal 2020. As a result, the information in this release is preliminary and based upon the information available to Iteris as of the date of this release. During the course of Iteris’ review process, items may be identified that would require Iteris to make adjustments that could be material. As a result, the preliminary selected financial information above is forward-looking information, and subject to risks and uncertainties, including possible adjustments to the preliminary unaudited financial information.

Fiscal 2020 Fourth Quarter and Full Year Preliminary Earnings Conference Call

Iteris will conduct a conference call today to discuss its preliminary results and the sale of its Agriculture and Weather Analytics segment.

Date: Monday, May 4, 2020
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-800-479-1004
International dial-in number: +1 720-543-0206
Conference ID: 3590592

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com. A phone replay of the conference call will be available after 7:30 pm Eastern time today through May 11, 2020. To access the phone replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in smart mobility infrastructure management – the foundation for a new era of mobility. We apply cloud computing, artificial intelligence, advanced sensors, advisory services and managed services to achieve safe, efficient and sustainable mobility. Our end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world to help ensure that roads are safe, travel is efficient, and communities thrive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Iteris Forward-Looking Statements

This release may contain forward-looking statements, which speak only as of the date hereof, and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," “should,” “will,” "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our anticipated results of operations, potential cost-savings and future prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to: our ability to transition the Agriculture and Weather Analytics segment successfully and otherwise work with DTN; ability to achieve anticipated benefits from the transaction; difficulties and risks in restructurings; effects of the transaction on relationships with employees, suppliers, customers and other business partners; the need to retain and motivate employees; government funding and budgetary issues and timing, including in light of the COVID-19 pandemic; and the impact of general economic, political and other conditions, including the impacts of COVID-19, in the markets we address. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Iteris Contact
Douglas Groves
Senior Vice President and Chief Financial Officer
Tel: (949) 270-9643
Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (323) 468-2300
Email: iti@mkr-group.com